Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-255935) on Form S-8 of our reports dated February 24, 2023, with respect to the consolidated financial statements of Frontier Communications Parent, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Stamford, Connecticut

February 24, 2023